Exhibit 10.14G

BANC OF CALIFORNIA, INC.

2013 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(FOR NON-EMPLOYEE DIRECTORS)

RS No.

Shares of Restricted Stock are hereby awarded pursuant to this Restricted Stock Agreement (the “Agreement”) on             , 20     by Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.), a Maryland corporation (the “Company”), to                      (the “Grantee”), in accordance with the following terms and conditions, in connection with the Optionee’s service as a non-employee director of [the Company] [Banc of California, N.A. (the “Bank”)] [non-employee manager of The Palisades Group LLC (“TPG”)]:

1.        Share Award. The Company hereby awards to the Grantee                  Shares of restricted Common Stock pursuant to the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth (the “Restricted Stock”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2.        Restrictions on Transfer and Restricted Period. Except as otherwise provided in Section 3 or Section 8 of this Agreement, during the period commencing on the date of this Agreement and terminating on             , 20     (the “Restricted Period”), Shares with respect to which the Restricted Period has not lapsed may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee. Shares with respect to which the Restricted Period has lapsed shall sometimes be referred to herein as “Vested.”

Except as otherwise provided in Section 3 or Section 8 of this Agreement, provided that the Grantee is then serving as a director, officer, employee or consultant of the Company or any Subsidiary or Affiliate, Shares shall become Vested in accordance with the following schedule:

Date of Vesting	Number of Shares Vested

[20% of Shares]	[1st anniversary of Grant Date]

[40% of Shares]	[2nd anniversary of Grant Date]

[60% of Shares]	[3rd anniversary of Grant Date]

[80% of Shares]	[4th anniversary of Grant Date]

[100% of Shares]	[5th anniversary of Grant Date]

3.        Termination of Employment; Qualifying Termination of Service.  (a) Upon the Grantee’s Termination of Employment for any reason other than due to death, Disability or a Qualifying Termination of Service (as defined below), the outstanding Shares of Restricted Stock shall become forfeited. In the event that the Grantee’s Termination of Employment is due to death or Disability, all restrictions relating to such Restricted Stock shall lapse as of the date of such Termination of Employment and the Restricted Stock shall become fully Vested as of such date. In the event of a Qualifying Termination of Service of the Grantee, regardless of whether such event constitutes a Termination of Employment of the Grantee, all restrictions relating to such Restricted Stock shall lapse as of the date of such Qualifying Termination of Service and the Restricted Stock shall become fully Vested as of such date, subject to and conditioned upon the Grantee signing and delivering (and not revoking) to the Company a general release and waiver (substantially in the form attached as Exhibit A) (the “Release”). Notwithstanding the foregoing, no shares which have previously been forfeited shall thereafter become Vested.

A “Qualifying Termination of Service” shall be deemed to occur (i) upon the voluntary retirement or resignation of the Grantee as a director of the [Company] [the Bank] [as a member of the Board of Managers of TPG], provided that written notice of retirement or resignation shall have been provided to [the Company] [the Bank] [TPG] (and a copy also provided to the Board of the Company) at least one (1) year (or such shorter period as the Board of the Company shall deem to be adequate under the then prevailing circumstances) in advance of the intended retirement or resignation date; (ii) upon the expiration of the Grantee’s term of service as a director of [the Company] [the Bank] [as a member of the Board of Managers of TPG] if the Grantee shall not have been nominated by the Board of [Directors of the Company] [Directors of the Bank] [Managers of TPG] for re-election, provided that such determination by the applicable board shall not have occurred for reasons of actual or alleged malfeasance, breach of fiduciary duty or other wrongdoing by the Grantee; or (iii) if nominated for re-election, upon the expiration of the Grantee’s term of service as a director of [the Company] [the Bank] [TPG] if the Grantee shall have not been re-elected by [the Company’s stockholders][the Bank’s stockholder][the member of TPG].

(b) In consideration of the benefits conferred to the Grantee upon a Qualifying Termination of Service, in addition to signing and delivering the Release, the Grantee hereby agrees as follows:

(i)	The Grantee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Grantee during the Grantee’s service with the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Grantee in violation of this Agreement). After termination of the Grantee’s service with the Company, the Grantee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or as may be required by applicable law, court order, a regulatory body or arbitrator or other mediator.

(ii)	During the [two-] year period following a Qualifying Termination of Service (the “Restricted Period”), the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person, within the Territory, become associated with, whether as a principal, partner, director, officer, employee, consultant, agent, representative or stockholder (other than as a holder of [10]% or less of the outstanding voting shares of any publicly traded company), a Competitor. For purposes of this Section 3(b)(ii): (x) a “Competitor” shall mean any company, firm or other entity that is engaged in any of the lines of business conducted by the Company and its subsidiaries as of the date of the Qualifying Termination of Service; and (y) “Territory” shall mean the regions of the United States of America where the Company conducts a material portion of its business. The terms and provisions of this Section 3(b)(ii) are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the restrictions on the Grantee imposed by this Section 3(b)(ii) are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 3(b)(ii) unreasonable in duration or geographic scope or otherwise, the Grantee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

During the Restricted Period, the Grantee shall not, directly or indirectly, solicit or encourage any person to leave his or her employment with the Company or any of its subsidiaries or assist in any way with the hiring of any Company employee (or any employee of any of the Company’s subsidiaries) by any other business.

The Grantee acknowledges that the Company would be irreparably injured by a violation of this Section 3(b)(ii) and the Grantee or the Company, as applicable, agrees that the Company or the Grantee, as applicable, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled, without posting a bond, to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Grantee or the Company (including its officers and directors), as applicable, from any actual or threatened breach of this Section 3(b)(ii).

(iii)	For a period of at least one year following a Qualifying Termination of Service, the Grantee agrees to be available, solely in an advisory capacity and for no further compensation, to the Board of [Directors of the Company] [Directors of the Bank] [Managers of TPG] to consult with as reasonably requested by such board.

4.        Issuance of the Shares.  Promptly after the date of this Agreement, the Company shall recognize the Grantee’s ownership of the Shares through (i) a crediting of the Shares to a book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Grantee, with appropriate electronic notation of the restrictions on transfer provided herein, or another similar method, or (ii) the issuance of a certificate representing the Shares in the name of the Grantee, bearing the appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Banc of California, Inc., 18500 Von Karman Ave, Suite 1100, Irvine California 92612.”

The Grantee agrees that simultaneously with the execution of this Agreement, the Grantee shall execute the stock power attached hereto and that the Grantee shall promptly deliver such stock power to the Company. The Grantee further agrees to execute and deliver any and all additional stock powers and/or other instruments as the Company from time to time requests as it may, in its judgment, deem to be advisable to fulfill the purposes of this Agreement.

5.        Grantee’s Rights.  Subject to all limitations provided in this Agreement, the Grantee, as owner of the Shares during the Restricted Period, shall have all the rights of a stockholder, including, but not limited to, the right to receive all dividends and other distributions paid on the Shares and the right to vote such Shares. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions then applicable to the Shares with respect to which they were paid.

6.        Vesting.  Upon Shares becoming Vested, the Company shall release such Shares to the Grantee (i) by appropriate transfer to an unrestricted book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) or by other appropriate electronic notation of the lapse or expiration of the Restricted Period with respect to such Shares, (ii) by delivering to the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) a certificate issued in respect of such Shares (without any legend contemplated by Section 4 above), or (iii) by any other means deemed appropriate by the Company.

7.        Adjustments.  In the event of a Corporate Transaction or Share Change, the Restricted Stock shall be adjusted as and to the extent provided in Section 3(d) of the Plan.

8.        Effect of Change in Control.  Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, the Shares, to the extent not theretofore Vested, shall vest in full; provided, however, that no Shares which have previously been forfeited shall thereafter become Vested.

9.        Delivery and Registration of Shares.  The Company’s obligation to deliver the Shares hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation that the Grantee or any other person to whom such Shares are to be delivered is acquiring the Shares without a view to the distribution thereof. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under the Securities Act of 1933, as amended, or other securities law or regulation. The Company shall not be required to deliver any Shares hereunder prior to (i) the listing or approval for listing upon notice of issuance of the Shares on the Applicable Exchange, (ii) any registration or other qualification of such Shares under any state or federal law, rule or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable and (iii) obtaining any other consent, approval, or permit from any state or federal government agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

10.        Plan and Plan Interpretations as Controlling.  The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or the Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

11.        Clawback.  All Shares of Restricted Stock granted pursuant to this Agreement shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or Affiliates as in effect from time to time.

12.        Grantee Service.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

13.        Withholding Tax.  Upon Shares becoming Vested (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor provision thereto), the Company may withhold from any payment or distribution made hereunder sufficient Shares to cover any applicable withholding and employment taxes, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes. The Company shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes.

14.        Notices.  All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Banc of California, Inc., 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612. Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s current address according to the Company’s personnel files. Such addresses for the service of notices may be changed at any time, provided written notice of the change is furnished in advance to the Company or to the Grantee, as the case may be.

15.        Severability.  The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16.        Governing Law; Headings.  This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

17.        Amendment.  This Agreement may be amended or modified by the Committee at any time; provided, that, no amendment or modification that materially impairs the rights of the Grantee as provided by this Agreement shall be effective unless set forth in writing signed by the parties hereto, except such an amendment made to cause the terms of this Agreement or the Restricted Stock granted hereunder to comply with applicable law (including tax law), Applicable Exchange listing standards or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.        Grantee Acceptance; Counterparts.  The Grantee shall signify the Grantee’s acceptance of the terms and conditions of this Agreement by signing in the space provided below, by signing the attached stock power, and by returning a signed copy hereof and of the attached stock power to the Company at the address set forth in Section 14 above. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANC OF CALIFORNIA, INC.

By:

ACCEPTED

(Street Address)

(City, State and Zip Code)

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Exhibit A

GENERAL RELEASE

1.	In consideration of the benefits conferred to (the “Grantee”) under the Restricted Stock Agreement, dated as of , 20 (the “Agreement”), by and between the Grantee and Banc of California, Inc. (the “Company”), upon a Qualifying Termination of Service (as defined in the Agreement), the Grantee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age [(including the Age Discrimination in Employment Act of 1967)][1], national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Grantee’s service through the date of such Qualifying Termination of Service or termination of such service, which the Grantee and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.	[The Grantee acknowledges that: (i) this entire General Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this General Release; (iii) he was given a period of [forty-five][twenty-one] days within which to consider this General Release; and (iv) to the extent he executes this General Release before the expiration of the [forty-five][twenty one]-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Grantee shall have the right to cancel and revoke this General Release during a period of seven days following the Execution Date, and this General Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this General Release, the Grantee shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.][2]

[1]	Only if ADEA is applicable.
[2]	Only if ADEA is applicable.

3.	Notwithstanding anything else herein to the contrary, this General Release shall not affect: the obligations of the Company set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to the Grantee under any other stock award, stock option or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Grantee respecting acts or omissions in connection with the Grantee’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right the Grantee may have to obtain contribution in the event of the entry of judgment against the Grantee as a result of any act or failure to act for which both the Grantee and any of the Affiliated Entities are jointly responsible.

4.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Maryland, without reference to its principles of conflict of laws.

5.	The Grantee represents and warrants that he is not aware of any claim by him other than the claims that are released by this General Release. The Grantee further acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and the Grantee’s decision to enter into it. Nevertheless, the Grantee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and the Grantee hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

6.	“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.	Being aware of such provisions of law, the Grantee agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

8.	It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

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9.	This General Release may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the General Release.

10.	In the event of the breach or a threatened breach by the Grantee of any of the provisions of this General Release, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

11.	Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

BANC OF CALIFORNIA, INC.

By:
[name]
[title]

GRANTEE

Voluntarily Agreed to and Accepted this day of 20

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